Filed Pursuant To Rule 433

Registration No. 333-217785

October 10, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

September 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	64,509,108	2,154,646	895,662	1,258,985	7,597,406	12,138,700
XLF	Financial Select Sector SPDR Fund	47,205,108	174,443	100,192	74,252	1,617,883	1,872,347
XLU	Utilities Select Sector SPDR Fund	14,838,070	35,590	17,625	17,965	214,846	235,540
XLK	Technology Select Sector SPDR Fund	13,670,039	28,667	16,512	12,155	126,223	246,972
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	12,412,534	61,419	22,898	38,522	560,364	1,238,502
XLE	Energy Select Sector SPDR Fund	12,224,661	41,840	23,840	18,001	307,372	433,834
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	11,340,947	1,267	25	1,242	4,485	69,778
XLP	Consumer Staples Select Sector SPDR Fund	10,416,099	8,678	4,342	4,336	97,440	164,041
XLI	Industrial Select Sector SPDR Fund	10,174,372	27,257	15,414	11,844	158,699	184,371
XLV	Health Care Select Sector SPDR Fund	6,845,444	13,364	5,890	7,474	80,255	161,429
KRE	SPDR S&P Regional Banking ETF	5,790,262	41,688	18,788	22,900	464,263	408,710
XLB	Materials Select Sector SPDR Fund	5,774,269	10,197	8,413	1,784	72,413	54,673
GLD®	SPDR Gold Shares	5,062,532	60,434	36,711	23,723	1,750,267	521,925
XRT	SPDR S&P Retail ETF	5,048,910	20,325	9,148	11,178	37,713	160,852
XLY	Consumer Discretionary Select Sector SPDR Fund	5,009,515	5,630	3,050	2,581	52,272	87,855
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,446,744	49,883	27,433	22,450	336,060	211,987
FEZ	SPDR EURO STOXX 50 ETF	2,879,992	4,550	1,577	2,973	82,189	176,326
XBI	SPDR S&P Biotech ETF	2,681,047	23,357	7,190	16,167	107,500	268,772
XLC	Communication Services Select Sector SPDR Fund	2,612,940	947	509	439	10,411	8,285
XHB	SPDR S&P Homebuilders ETF	2,314,129	2,906	1,284	1,622	26,062	43,162
XLRE	Real Estate Select Sector SPDR Fund	2,127,688	329	276	53	6,046	4,804
XME	SPDR S&P Metals & Mining ETF	2,041,881	5,226	3,311	1,916	59,229	88,396
KBE	SPDR S&P Bank ETF	1,727,078	2,438	742	1,696	18,422	56,977
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,227,277	1	1	1	6	98
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,165,273	65	32	34	1,511	733
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	977,592	—	1	—	33	—
MDY	SPDR S&P MidCap 400 ETF Trust	937,143	776	481	296	22,664	13,209
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	891,324	21	16	5	205	349

Source: Bloomberg as of 09/30/2018.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPYG	SPDR Portfolio S&P 500 Growth ETF	855,278	29	24	6	323	197
SPLG	SPDR Portfolio Large Cap ETF	768,562	—	1	—	22	—
SPDW	SPDR Portfolio Developed World ex-US ETF	718,910	—	—	—	56	10
SPTM	SPDR Portfolio Total Stock Market ETF	608,377	—	2	—	8	2
SPYV	SPDR Portfolio S&P 500 Value ETF	432,909	5	4	1	100	23
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	406,758	5	2	3	50	63
RWX	SPDR Dow Jones International Real Estate ETF	384,593	—	1	—	43	—
SDY	SPDR S&P Dividend ETF	383,543	43	37	7	786	595
SPSM	SPDR Portfolio Small Cap ETF	310,315	—	—	1	—	3
RWR	SPDR Dow Jones REIT ETF	254,132	16	14	2	91	173
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	247,361	20	1	19	126	2,774
KIE	SPDR S&P Insurance ETF	195,648	52	12	41	355	1,121
CWI	SPDR MSCI ACWI ex-US ETF	172,650	—	—	—	1	—
XAR	SPDR S&P Aerospace & Defense ETF	150,474	11	8	3	232	163
GNR	SPDR S&P Global Natural Resources ETF	127,089	3	2	2	128	118
XSD	SPDR S&P Semiconductor ETF	116,179	6	5	2	89	53
XPH	SPDR S&P Pharmaceuticals ETF	112,684	18	14	4	324	314
RWO	SPDR Dow Jones Global Real Estate ETF	110,737	—	1	—	6	5
GXC	SPDR S&P China ETF	100,358	31	11	21	174	363
DWX	SPDR S&P International Dividend ETF	57,472	1	1	1	17	12
EDIV	SPDR S&P Emerging Markets Dividend ETF	55,207	1	1	—	35	16
EWX	SPDR S&P Emerging Markets SmallCap ETF	52,173	11	3	8	93	151
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	49,825	—	—	1	25	55
GMF	SPDR S&P Emerging Asia Pacific ETF	35,238	—	—	—	4	21
KCE	SPDR S&P Capital Markets ETF	5,471	9	5	5	144	82

Source: Bloomberg as of 09/30/2018.

State Street Global Advisors 2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved. State Street Global Advisors ID14422-2047512.10.1.AM.INST 1018 Exp. Date: 10/31/2019 SPD001718

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.